SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A/A
Amendment No. 1

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

State Financial Services Corporation
(Exact name of registrant as specified in its charter)

Wisconsin	39-1489983
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

815 North Water Street, Milwaukee, Wisconsin	53202-3526
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
None	None

If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box.  [   ]

If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box.  [X]

Securities Act registration statement file number to which this form relates:  Not Applicable

Securities to be registered pursuant to Section 12(g) of the Act:

Preferred Share Purchase Rights

        This Form 8-A/A (Amendment No. 1) is filed by State Financial Services Corporation (the “Company”) to amend and restate Item 1 of the Form 8-A filed by the Company on July 28, 1999, and to file the exhibits listed under Item 2 to reflect the adoption of certain amendments to the Company’s Rights Agreement (the “Rights Agreement”), dated July 27, 1999, between the Company and American Stock Transfer & Trust Company (as successor Rights Agent to Firstar Bank Milwaukee, N.A.).

Item 1.   Description of Securities to be Registered.

        In connection with the negotiation of an Agreement and Plan of Merger (the “Merger Agreement”), dated as of March 21, 2005, between the Company and Associated Banc-Corp, the Company and American Stock Transfer & Trust Company, as Rights Agent (the “Rights Agent”), entered into the Second Amendment to Rights Agreement (the “Second Amendment”), dated as of March 21, 2005, immediately prior to the execution of the Merger Agreement. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Rights Agreement.

        The Second Amendment amended the Rights Agreement to provide, among other things, that (i) neither Associated Banc-Corp nor any of its subsidiaries (collectively, “Associated”) shall be, or shall be deemed to be, an Acquiring Person by virtue of or as a result of (A) the execution of the Merger Agreement or any agreements, arrangements or understandings entered into by Associated contemplated by the Merger Agreement, including, without limitation, voting agreements entered into with any officer or director of the Company pursuant to the Merger Agreement (the “Voting Agreements”), if such agreements, arrangements or understandings are in accordance with the terms and conditions of the Merger Agreement; (B) the announcement of the Merger Agreement or the Merger (as defined in the Second Amendment); (C) the consummation of the Merger; or (D) the consummation of the other transactions contemplated by the Merger Agreement upon the terms and conditions of the Merger Agreement; and (ii) no officer or director of the Company, acting individually or in a group, shall be, or shall deemed to be, an Acquiring Person solely by virtue of or as a result of entering into a Voting Agreement with Associated. Each event described in subclauses (i)(A), (B), (C) and (D) and clause (ii) is referred to herein as an “Exempted Transaction”.

        In addition, pursuant to the Second Amendment, Associated shall not be deemed to be a Beneficial Owner of, or to beneficially own, any securities solely by virtue of or as a result of any Exempted Transaction; and no officer or director of the Company who enters into a Voting Agreement shall be deemed to be a Beneficial Owner of, or to beneficially own, any additional securities solely by virtue of or as a result of entering into a Voting Agreement with Associated.

        In addition, pursuant to the Second Amendment, a Distribution Date shall not be deemed to have occurred by virtue of or as a result of any Exempted Transaction and a Shares Acquisition Date shall not be deemed to have occurred by virtue of or as a result of the announcement of any Exempted Transaction. In accordance with the Second Amendment, the Rights Agreement will terminate immediately prior to the effective time of the Merger, but only in the event such effective time shall occur.

        On October 17, 2000, the Company entered into an Amendment to Rights Agreement (the “First Amendment”) with U.S. Bank National Association and American Stock Transfer & Trust Company, pursuant to which American Stock Transfer & Trust Company succeeded U.S. Bank National Association as the Rights Agent.

        The descriptions of the First Amendment and Second Amendment contained herein do not purport to be complete and are qualified in their entirety by reference to the Rights Agreement, as amended and the First Amendment and Second Amendment, which are filed herewith and incorporated herein by reference.

Item 7.   Exhibits.

(4.1)	Rights Agreement, dated as of July 27, 1999, between State Financial Services Corporation and American Stock Transfer & Trust Company (as successor Rights Agent to Firstar Bank Milwaukee, N.A.) [Incorporated by reference to Exhibit 4.1 of the Registration Statement on Form 8-A filed by State Financial Services Corporation on July 28, 1999]

(4.2)	Amendment to Rights Agreement, dated October 17, 2000, among State Financial Services Corporation, U.S. Bank National Association and American Stock Transfer & Trust Company.

(4.3)	Second Amendment to Rights Agreement, dated March 21, 2005, between State Financial Services Corporation and American Stock Transfer & Trust Company.

SIGNATURE

        Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

STATE FINANCIAL SERVICES CORPORATION
Date: March 22, 2005	By:	/s/ Daniel L. Westrope
Daniel L. Westrope Executive Vice President and Chief Financial Officer

STATE FINANCIAL SERVICES CORPORATION
FORM 8-A/A
EXHIBIT INDEX

Exhibit Number	Description

(4.1)	Rights Agreement, dated as of July 27, 1999, between State Financial Services Corporation and American Stock Transfer & Trust Company (as successor Rights Agent to Firstar Bank Milwaukee, N.A.) [Incorporated by reference to Exhibit 4.1 of the Registration Statement on Form 8-A filed by State Financial Services Corporation on July 28, 1999]

(4.2)	Amendment to Rights Agreement, dated October 17, 2000, among State Financial Services Corporation, U.S. Bank National Association and American Stock Transfer & Trust Company.

(4.3)	Second Amendment to Rights Agreement, dated March 21, 2005, between State Financial Services Corporation and American Stock Transfer & Trust Company.

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